                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

                          PERSEPTIVE BIOSYSTEMS, INC.
________________________________________________________________________________
               (Name of Registrant as Specified in Its Charter)

________________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)   Title of each class of securities to which transactions applies:

________________________________________________________________________________

(2)   Aggregate number of securities to which transactions applies:

________________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________

(4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________

(5)   Total fee paid:

________________________________________________________________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing and registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:

________________________________________________________________________________

(2)   Form, Schedule or Registration Statement no.:

________________________________________________________________________________

(3)   Filing Party:

________________________________________________________________________________

(4)   Date Filed:

________________________________________________________________________________

                          PERSEPTIVE BIOSYSTEMS, INC.
                           500 OLD CONNECTICUT PATH
                        FRAMINGHAM, MASSACHUSETTS 01701

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 5, 1997

     The Annual Meeting of Stockholders of PerSeptive Biosystems, Inc. (the "Company") will be held at the Crowne Plaza Hotel, 1360 Worcester Road, Natick, Massachusetts, on Wednesday, March 5, 1997 at 9:00 a.m., local time, to consider and act upon each of the following matters:

  1. To elect two members to the Board of Directors to serve for three-year terms as Class II Directors.

  2. To consider and act upon a proposal to approve amendments to the Company's 1992 Stock Plan (the "Stock Plan") (a) increasing the number of shares of Common Stock available for issuance under the Stock Plan from 3,585,500 to 4,585,500 shares; and (b) increasing the maximum number of shares that may be purchased by any participant under the Stock Plan from 600,000 to 1,400,000 shares.

  3. To ratify the selection of the firm of Coopers & Lybrand L.L.P. as auditors for the fiscal year ending September 30, 1997.

  4. To transact such other business as may properly come before the meeting and any adjournments thereof.


     Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on January 22, 1997, the record date fixed by the Board of Directors for such purpose.

                                         By Order of the Board of Directors

                                         /s/ Samuel P. Hunt III
                                         Samuel P. Hunt III
                                         Secretary

Framingham, Massachusetts
January 28, 1997

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                          PERSEPTIVE BIOSYSTEMS, INC.

                           500 OLD CONNECTICUT PATH
                        FRAMINGHAM, MASSACHUSETTS 01701


                                PROXY STATEMENT

                    FOR THE ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 5, 1997


          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of PerSeptive Biosystems, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at the Crowne Plaza Hotel, 1360 Worcester Road, Natick, Massachusetts 01760 on Wednesday, March 5, 1997 at 9:00 a.m. and at any adjournments thereof (the "Annual Meeting"). ALL PROXIES WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDERS' INSTRUCTIONS, AND IF NO CHOICE IS SPECIFIED, THE ENCLOSED PROXY CARD (OR ANY SIGNED AND DATED COPY THEREOF) WILL BE VOTED IN FAVOR OF THE MATTERS SET FORTH IN THE ACCOMPANYING NOTICE OF MEETING. Any proxy may be revoked by a stockholder at any time before its exercise by: (i) delivering written revocation or a later dated proxy to the Secretary of the Company; or
(ii) attending the Annual Meeting and voting in person.

          Only stockholders of record as of the close of business on January 22, 1997, the record date fixed by the Board of Directors, will be entitled to vote at the Annual Meeting and at any adjournments thereof. As of January 22, 1997, there were an aggregate of 21,386,398 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company outstanding and entitled to vote. Each share is entitled to one vote.

          The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter upon which a vote may properly be taken, should be presented at the Annual Meeting, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

          The Company's Annual Report to Stockholders containing audited financial statements for the fiscal year ended September 30, 1996, is being mailed together with this Proxy Statement to all stockholders entitled to vote. It is anticipated that this Proxy Statement and the accompanying proxy will be first mailed to stockholders on or about January 31, 1997.

                             ELECTION OF DIRECTORS


          Pursuant to the Company's Amended and Restated Certificate of Incorporation, as amended, the Board of Directors of the Company is divided into three classes. There are two directors currently serving in each class. Each director serves for a three-year term, with one class of directors being elected at each Annual Meeting. The Class II Directors' term will expire at this Annual Meeting. All directors will hold office until their successors have been duly elected and qualified. Prior to the Annual Meeting, Noubar B. Afeyan and Bruce
J. Ryan were the Class I Directors; Daniel I.C. Wang and John F. Smith were the Class II Directors; and Edwin M. Kania, Jr. and William F. Pounds were the Class III Directors. The Board of Directors has fixed the number of directors comprising the entire Board of Directors at six.

          The nominees for Class II Director are Daniel I.C. Wang and John F. Smith who are currently serving as Class II Directors of the Company. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for these nominees will be voted for their election. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of some other person, or for fixing the number of directors at a lesser number.

          Mr. Ryan was elected as a Class I Director by the Board of Directors by unanimous written consent in lieu of a meeting of the Board of Directors on November 25, 1996. In connection with Mr. Ryan's election, the number of directors constituting the entire Board of Directors was increased from five to six in accordance with the Company's Amended and Restated Certificate of Incorporation, as amended.


BOARD OF DIRECTORS' MEETINGS AND COMMITTEES


          The Board of Directors of the Company held eleven meetings during the fiscal year ended September 30, 1996. Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and of all committees of the Board of Directors on which he then served during fiscal 1996.

          The Company has standing Audit and Compensation Committees. The Compensation Committee, of which Mr. Kania and Dr. Wang are the members, determines the compensation (including stock options) of the Company's senior management. The Compensation Committee held four meetings during fiscal 1996. The Audit Committee, of which Mr. Kania and Dr. Pounds are the members, oversees financial results and internal controls of the Company, including matters relating to the appointment and activities of the Company's independent auditors. Dr. Wang was a member of the Audit Committee until May 1996 and Mr. Smith was a member of the Audit Committee until July 1996. The Audit Committee held four meetings during fiscal 1996.

OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS


      The following table sets forth for each Class I Director, each Class II Director, each Class III Director and the executive officers of the Company, their ages and present positions with the Company as of the date of the Annual
Meeting:


           NAME               AGE                     POSITION
           ----               ---                     --------

Noubar B. Afeyan, Ph.D. .....  34  Chief Executive Officer, Class I Director and
                                    Chairman of the Board of Directors

John F. Smith................  61  President, Class II Director

Thomas G. Ruane..............  54  Senior Vice President, Chief Financial
                                    Officer and Treasurer

Bruce J. Ryan................  53  Class I Director

Daniel I.C. Wang, Ph.D.(1)...  60  Class II Director

Edwin M. Kania, Jr.(1)(2)....  39  Class III Director

William F. Pounds, Ph.D(2)...  68  Class III Director


--------------------

(1) Member of Compensation Committee.
(2) Member of Audit Committee.


      Dr. Afeyan, a founder of the Company, has served as Chief Executive Officer of the Company since June 1992, as a director of the Company since the Company's inception in November 1987, as President from June 1992 until July 1996, as Executive Vice President-Technology and Operations from 1987 to 1992, as Chief Technical Officer from 1987 to 1993, as Treasurer from 1987 to 1995 and was elected Chairman of the Board of Directors in March 1993. Dr. Afeyan has also served as President and a Director of PerSeptive Technologies II Corporation since December 1993 (which became a wholly owned subsidiary of the Company in March 1996). Prior to joining the Company, Dr. Afeyan served as Technology Transfer Officer for the Biotechnology Process Engineering Center at the Massachusetts Institute of Technology.

      Mr. Smith has been a director of the Company since 1994 and President of the Company since July 1996. Mr. Smith has been the President of Mycos International, Inc., a property development corporation, since April 1993. In April 1993, Mr. Smith retired as Senior Vice President and Chief Operating Officer of Digital Equipment Corporation ("Digital"), a computer company, in which capacities he had served since 1991. He began his career at Digital in 1958 and served in various other senior management positions from 1976 to 1991. Mr. Smith is a director of Ansys Corporation, Hadco Corporation, Instron Corporation and Sequoia Systems, Inc.

      Mr. Ruane has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company since August 1995. Mr. Ruane has also served as Vice President, Chief Financial Officer and Secretary of PerSeptive Technologies II Corporation since September 1995 (which became a wholly owned subsidiary of the Company in March 1996). From December 1994 to August 1995, Mr. Ruane was an independent consultant. From 1988 to December 1994, Mr. Ruane served as Senior Vice President and Treasurer of NEC Technology, Inc. ("NEC"), as Treasurer and Corporate Controller of NEC from 1982 to 1988, and as Corporate Controller of NEC from 1977 to 1982. From 1974 to 1977, Mr. Ruane served as Assistant Division Controller - Chemical Division of 3M Company.

      Mr. Ryan has been a director of the Company since November 1996. Since July 1994, Mr. Ryan has been Chief Financial Officer and a Vice President of Amdahl Corporation ("Amdahl"), a supplier of data processing systems, software and services. In December 1995, he became Executive Vice President and was appointed Chairman of Amdahl's Operating Council. From 1969 to 1994, Mr. Ryan held various positions at Digital including Vice President, Corporate Industry Marketing from April 1994 to July 1994, Vice President of Financial Services, Government and Professional Industries from 1992 to April 1994 and Vice President, Corporate Controller from 1983 to 1992. He held various financial control positions at Digital from 1969 to 1983. Prior to joining Digital, Mr. Ryan served in several capacities at GTE/Sylvania, a manufacturer of circuit breakers and thermo protectors. Mr. Ryan is a director of Ross Systems, Inc. and is a member of the Board of Associates of Gallaudet University.

      Dr. Wang has served as a director of the Company since 1988 and served as Chairman of the Board of Directors from April 1991 to March 1993. Since 1965, Dr. Wang has been a faculty member at the Massachusetts Institute of Technology and is currently Director of the Biotechnology Process Center. Dr. Wang is a member of the National Academy of Engineering and the Scientific Board of Biogen, Inc., a biotechnology company.

      Mr. Kania has been a director of the Company since 1991. Since 1985, Mr. Kania has been an executive at OneLiberty Ventures, a venture capital firm and its predecessor, Morgan Holland Ventures Corporation. Since 1988, Mr. Kania has been a general partner of Morgan, Holland Partners II, L.P., the general partner of Morgan, Holland Fund II, L.P., both stockholders of the Company. Mr. Kania is also the managing general partner of OneLiberty Fund III, L.P., a venture capital fund, a member of the Board of Directors of several privately-held companies and is also a director of Anesta Corp. and Cytyc Corporation.

      Dr. Pounds has been a director of the Company since June 1993. Dr. Pounds has been a faculty member at the Massachusetts Institute of Technology since 1961 and served as the President of Rockefeller Financial Services from 1981 to 1991. Dr. Pounds is also a director of Sun Company, Inc., EG&G, Inc., Idexx Laboratories, Inc. and Putnam Mutual Funds.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


      In December 1993, the Company formed PerSeptive Technologies II Corporation ("PTC-II") to accelerate research and development aimed at the application of the Company's core technologies to commercial opportunities in large life sciences markets. The Company and PTC-II completed a public offering of 2,645,000 units, each unit consisting of one share of callable common stock of PTC-II and one Class E Warrant to purchase one share of the Company's Common Stock. This offering resulted in net proceeds to PTC-II of approximately $53.2 million. Under the terms of the agreements between the Company and PTC-II, the Company licensed to PTC-II the technology necessary to pursue applications of the Company's technologies in four programs: clinical diagnostics; systematic screening of chemical and biological compounds for drug discovery; DNA and protein sequencing; and DNA and peptide sequencing and PTC-II agreed to utilize substantially all of the net proceeds of the offering (less $1 million to be retained by PTC-II for working capital and amounts necessary for general and administrative expenses) to engage the Company to develop products and services aimed at these applications. As a result of the arrangements between the Company and PTC-II described above, PTC-II has paid to the Company an aggregate of $41.1 million as of December 31, 1995. The Company has recognized $14.5 million and $18.4 million in revenue from PTC-II in the Company's 1994 and 1995 fiscal years, respectively, which amounts include amortization of a $4.0 million license fee paid by PTC-II in 1993.

      Dr. Afeyan has served as President and Director of PTC-II and Mr. Ruane has served as Vice President, Chief Financial Officer and Secretary of PTC-II since December 1993 and September 1995, respectively. On November 1, 1995, the Company and PTC-II entered into an Agreement and Plan of Merger dated November 1, 1995, as amended (the "Merger Agreement"), among the Company, PTC-II and PerSeptive Acquisition Corporation, a wholly owned subsidiary of the Company (the "Merger Subsidiary"), pursuant to which the Company agreed to commence an exchange offer (the "Exchange Offer") for all of the outstanding units of PTC-II (the "PTC-II Units"). On February 8, 1996, the Company commenced the Exchange Offer whereby it offered to exchange one share of the Company's Common Stock and one new warrant to purchase one share of the Company's Common Stock exercisable until August 8, 1997 at an exercise price per share of $13.50 (subject to adjustment) (the "Transaction Consideration") for each PTC-II Unit validly tendered and not withdrawn. On February 29, 1996, the Company's stockholders approved the issuance of the Transaction Consideration. On March 8, 1996, the Exchange Offer expired, with 2,603,125 PTC-II Units, representing over 98% of the issued and outstanding PTC-II Units, tendered for exchange and not withdrawn. Pursuant to Merger Agreement, on March 13, 1996, the Merger Subsidiary merged with and into PTC-II, and PTC-II became a wholly owned subsidiary of the Company.

      In June 1996, the Company entered into a transaction with ChemGenics (formerly, Myco Pharmaceuticals Inc.), in which the Company transferred certain assets and employees of the Company's drug discovery program to ChemGenics and granted a non-exclusive license to ChemGenics to use the Company's technology (including technology developed through PTC-II) in the field of drug discovery in exchange for shares of ChemGenics' common stock, $.001 par value per share ("ChemGenics Common Stock"), and warrants to purchase additional shares of ChemGenics Common Stock exercisable until June 28, 2000. The warrants are exercisable at $5.00 per share ($13.25 per share after a proposed 2.65-for-1 reverse stock split). The Company is subject to certain contractual restrictions on the sale or distribution of its holdings of ChemGenics Common Stock. In December 1996, the Company and ChemGenics executed amendments to their agreements pursuant to which the Company exchanged a portion of its ChemGenics Common Stock for a promissory note for $3 million payable on the earlier of the closing of ChemGenics' initial public offering or December 31, 2002. The Company currently holds approximately 34% of the outstanding capital stock of ChemGenics, and warrants which, if exercised, would increase the Company's holdings to approximately 47% (of which, warrants sufficient to increase the Company's holdings to approximately 40% are currently exercisable). On January 21, 1997, ChemGenics announced that it had agreed to be acquired by Millenium Pharmaceuticals, Inc. Dr. Afeyan has served as Chairman of the Board of Directors of ChemGenics since June 1996 and Mr. Kania has served as a director of ChemGenics since January 1994.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of January 1, 1997 (unless otherwise indicated), certain information regarding beneficial ownership of the Company's Common Stock (i) by each person who is known to beneficially own 5% of the outstanding Common Stock, (ii) by each director of the Company, (iii) by each executive officer named in the Summary Compensation Table on page 10, and (iv) by all directors and executive officers of the Company as a group:

                                                    AMOUNT AND     PERCENT OF
                                                     NATURE OF        COMMON
                                                     BENEFICIAL       STOCK
           NAME                  TITLE(S)         OWNERSHIP(1)(2)  OUTSTANDING
           ----                  --------         ---------------  ------------
Noubar B. Afeyan,
 Ph.D.(3)(4)...............   Chief Executive          563,657          2.3%
                              Officer, Class
                              I Director and
                              Chairman of the
                              Board of
                              Directors

John F. Smith(5)(6)........   President,                32,333           *
                              Class II
                              Director

Thomas G. Ruane(7).........   Senior Vice               37,498           *
                              President,
                              Chief Financial
                              Officer and
                              Treasurer

Bruce J. Ryan(8)...........   Class I Director               0           -

Daniel I.C. Wang,
 Ph.D.(9)(10)..............   Class II                  73,600           *
                              Director


Edwin M. Kania, Jr.(9)(11)..  Class III                409,082          1.9%
                              Director

William F. Pounds,
 Ph.D.(12)(13)..............  Class III                 22,333           *
                              Director

Robert B. Anacone(14)**.....  Former                   117,564           *
                              Executive Vice
                              President-
                              Worldwide
                              Marketing,
                              Sales and
                              Support
Millipore  Corporation                               2,160,249         10.1%
Millipore Investment
Holdings Ltd.(15)...........
80 Ashby Road
Bedford, MA 01730

Zesiger Capital
Group LLC (16)..............                         1,790,632          8.4%
320 Park Avenue, 30th Floor
New York, NY 10022

All directors and executive
  officers as a group
  (8 persons) (17)..........                         1,256,067          5.7%

---------------
*     Less than one percent of the outstanding Common Stock.
** As of October 31, 1996, individual was no longer an executive officer of the Company.

(1) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below and subject to community property laws, if applicable.

(2) The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(3) Includes 426,317 shares of Common Stock issuable pursuant to outstanding stock options that are exercisable within 60 days of January 1, 1997. Excludes 573,783 shares of Common Stock issuable pursuant to outstanding stock options that are not exercisable within 60 days of January 1, 1997.

(4) Excludes 700 shares of Common Stock held by the Armine H. Afeyan Trust and 700 shares of Common Stock held by the Taleen M. Afeyan Trust, as to which shares Dr. Afeyan disclaims beneficial ownership.

(5) Includes 13,333 shares of Common Stock issuable pursuant to outstanding stock options that are exercisable within 60 days of January 1, 1997. Excludes 506,667 shares of Common Stock issuable pursuant to outstanding stock options that are not exercisable within 60 days of January 1, 1997.

(6) Includes 9,000 shares of Common Stock issuable pursuant to outstanding stock options that are exercisable within 60 days of January 1, 1997 granted to Mr. Smith under the Company's 1992 Non-Employee Director Stock Option Plan. Excludes 4,000 shares of Common Stock issuable pursuant to outstanding stock options granted to Mr. Smith under the Company's 1992 Non-Employee Director Stock Option Plan that are not exercisable within 60 days of January 1, 1997.

(7) Includes 37,498 shares of Common Stock issuable pursuant to outstanding stock options that are exercisable within 60 days of January 1, 1997. Excludes 92,502 shares of Common Stock issuable pursuant to outstanding stock options that are not exercisable within 60 days of January 1, 1997.

(8) Excludes 10,000 shares of Common Stock issuable pursuant to outstanding stock options that are not exercisable within 60 days of January 1, 1997 granted to Mr. Ryan under the Company's 1992 Non-Employee Director Stock Option Plan.

(9) Includes 9,000 shares of Common Stock issuable pursuant to outstanding stock options that are exercisable within 60 days of January 1, 1997 granted to each of Dr. Wang and Mr. Kania under the Company's 1992 Non-Employee Director Stock Option Plan. Excludes 9,000 shares of Common Stock issuable pursuant to outstanding stock options that are not exercisable within 60 days of January 1, 1997 granted to each of Dr. Wang and Mr. Kania under the Company's 1992 Non-Employee Director Stock Option Plan.

(10) Includes 24,000 shares of Common Stock issuable pursuant to outstanding stock options that are exercisable within 60 days of January 1, 1997 granted to Dr. Wang under the Company's 1992 Non-Employee Director Stock Option Plan. Also includes 38,600 shares of Common Stock held by Victoria Wang, Dr. Wang's wife.

(11) Includes 544 shares of Common Stock held by Morgan Holland Partners II, L.P., the general partner of Morgan Holland Fund II, L.P., and 397,376 shares of Common Stock held by Morgan Holland Fund II, L.P. Edwin M. Kania, Jr., a director of the Company, is a general partner of Morgan Holland Partners II, L.P. and as such exercises shared investment and voting power with respect to the 397,920 shares held in the aggregate by Morgan Holland Partners II, L.P. and Morgan Holland Fund II, L.P. Mr. Kania disclaims beneficial ownership of such shares. Includes 1,438 shares of Common Stock and 724 shares of Common Stock issuable upon conversion of $10,000 principal amount of Convertible Subordinated Notes of the Company held by Morgan, Holland Ventures Corporation Retirement Trust FBO Edwin M. Kania, Jr. (the "Trust"). Excludes warrants to purchase 600 shares of Common Stock of the Company held by the Trust.

(12) Includes 13,333 shares of Common Stock issuable pursuant to outstanding stock options that are exercisable within 60 days of January 1, 1997. Excludes 6,667 shares of Common Stock issuable pursuant to outstanding stock options that are not exercisable within 60 days of January 1, 1997 granted to Dr. Pounds under the Company's 1992 Stock Option Plan.

(13) Includes 9,000 shares of Common Stock issuable pursuant to outstanding stock options that are exercisable within 60 days of January 1, 1997 granted to Dr. Pounds under the Company's 1992 Non-Employee Director Stock Option Plan. Excludes 11,500 shares of Common Stock issuable pursuant to outstanding stock options granted to Dr. Pounds under the Company's 1992 Non-Employee Director Stock Option Plan that are not exercisable within 60 days of January 1, 1997.

(14) Includes 117,564 shares of Common Stock issuable pursuant to outstanding stock options that are exercisable within 60 days of January 1, 1997.

(15) Excludes 2,000 shares of the Company's Series A Convertible Redeemable Preferred Stock, $.01 par value per share (the "Series A Stock"), held in the aggregate by Millipore Corporation and Millipore Investment Holdings Ltd. The Company has the obligation to redeem the Series A Stock in two equal annual 1,000-share installments (in August 1997 and August 1998, respectively) valued at $10 million each and payable at the option of the Company in cash or shares of Common Stock valued at the time of redemption.

(16) Based on a Schedule 13G filed with the Securities and Exchange Commission on April 10, 1996 reflecting beneficial ownership of the Company's Common Stock as of April 9, 1996. According to the Schedule 13G, Zesiger Capital Group LLC, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, has sole voting power with respect to 1,315,684 shares and sole dispositive power with respect to 1,790,632 shares of Common Stock of the Company.

(17) Includes 659,045 shares of Common Stock issuable pursuant to outstanding stock options that are exercisable within 60 days of January 1, 1997 and 38,600 shares of Common Stock held by family members. See Footnote (10) above. Also includes 1,438 shares of Common Stock and 724 shares of Common Stock issuable upon conversion of outstanding Convertible Subordinated Notes held by Mr. Kania and 397,920 shares of Common Stock held in the aggregate by Morgan Holland Partners II, L.P. and Morgan Holland Fund II, L.P. See Footnote (11) above. Excludes 1,214,119 shares of Common Stock issuable pursuant to outstanding stock options that are not exercisable within 60 days of January 1, 1997. Also excludes 2,000 shares of Common Stock, including 600 shares of Common Stock issuable upon conversion of certain outstanding warrants and 1,400 shares of Common Stock held by certain trusts in which beneficial ownership is disclaimed.

                       COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION SUMMARY

   The following table sets forth the annual and long-term compensation for each of the past three fiscal years of each of (i) the Company's Chief Executive Officer, and (ii) each of the Company's most highly compensated executive officers who were serving as of September 30, 1996 (collectively, with the Chief Executive Officer, the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                          COMPENSATION(2)    ALL OTHER
                                                      ANNUAL COMPENSATION(1)                  AWARDS       COMPENSATION
                                          ----------------------------------------------  ---------------  -------------
                                                                           OTHER
                                                  SALARY     BONUS         ANNUAL          OPTIONS/
NAME AND PRINCIPAL POSITION               YEAR     ($)       ($)(3)      COMPENSATION       SARS(#)            ($)
----------------------------------------  ----  ---------   -------      ------------     ------------     ------------
Noubar B. Afeyan, Ph.D................    1996   $290,000   $   --                 --          430,000           --
  Chief Executive Officer, Class I        1995    240,000    50,000                --          300,100(4)        --
  Director and Chairman of the            1994    206,667    50,000                --          300,100(4)        --
  Board of Directors

John F. Smith.........................    1996   $ 69,423   $                      --          501,500           --
  President and Class II Director         1995         --        --                --           11,500(5)        --
                                          1994         --        --                --           20,000(5)        --
                                                                 --

Thomas G. Ruane.......................    1996   $170,000   $                      --           30,000           --
  Senior Vice President,                  1995     25,173        --                --          100,000           --
  Chief Financial Officer and             1994         --        --                --               --           --
  Treasurer

Robert B. Anacone(6)*.................    1996   $220,000   $   --                 --               --           --
  Former Executive Vice President-        1995    214,359    25,000                --           40,100(7)        --
  Worldwide Marketing, Sales and          1994    186,667    25,000          $205,000(8)        40,100(7)        --
  Support

-----------------
*As of October 31, 1996, individual was no longer an executive officer of the Company.

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(2) The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long-term incentive plan payouts during fiscal year 1996, 1995 or 1994.

(3) Bonuses are reported in the year earned, even if actually paid in a subsequent year.

(4) On June 6, 1995, the Company repriced and reduced the aggregate number of underlying shares of certain of Dr. Afeyan's outstanding options as follows:
    (i) options to purchase 300,000 shares of the Company's Common Stock originally granted on December 29, 1993 (fiscal 1994) at an exercise price of $25.50 per share were canceled in exchange for options to purchase 150,000 shares of the Company's Common Stock at an exercise price of $8.50 per share, such price being not less than the fair market value of the Company's Common Stock on June 6, 1995, and the vesting terms on these newly issued options are such that 46,875 shares were exercisable as of the date of the grant on June 6, 1995, an additional 9,375 became exercisable on June 29, 1995 and an additional 9,375 shares become exercisable every three months thereafter until such options are fully exercisable; and (ii) options to purchase 100 shares of the Company's Common Stock granted on May 19, 1994 at an exercise price of $19.50 per share were canceled in exchange for options to purchase 50 shares of the Company's Common Stock at an exercise price of $8.50 per share, such price being not less than the fair market value of the Company's Common Stock on June 6, 1995, and the vesting terms of these options are such that all 50 share were exercisable on the date of the grant on June 6, 1995. The total reflected for fiscal 1995 also includes options to purchase 150,050 shares of the Company's Common Stock granted on June 6, 1995 at an exercise price of $8.50 per share, such price being not less than the fair market value of the Company's Common Stock on June 6, 1995, and these options have a term of ten years from the date of grant and become exercisable as to 25% of the shares covered on the first anniversary of the date of the grant and as to 6.25% of the shares covered on the first day of the end of each three month period thereafter until such options are fully exercisable.

(5) On June 6, 1995, the Company repriced options to purchase 10,000 shares of the Company's Common Stock originally granted on January 19, 1994 (fiscal
    1994) at an exercise price of $25.50 per share in exchange for options to purchase 20,000 shares of the Company's Common Stock at an exercise price of $8.50 per share, such price being not less than the fair market value of the Company's Common Stock on June 6, 1995. The vesting terms on the newly issued options are such that the options became exercisable in three equal annual installments commencing January 19, 1994, the date of the original grant. The total reflected for fiscal 1995 also includes options to purchase 1,500 shares of the Company's Common Stock granted in January 1996 pursuant to the Company's 1992 Non-Employee Director Stock Option Plan.

(6) Mr. Anacone served as a Senior Vice President of the Company from May 1992 until October 1996.

(7) On June 6, 1995, the Company repriced and reduced the aggregate number of underlying shares of certain of Mr. Anacone's outstanding options as follows: (i) options to purchase 40,000 shares of the Company's Common Stock originally granted on December 29, 1993 (fiscal 1994) at an exercise price of $25.50 per share were canceled in exchange for options to purchase 20,000 shares of the Company's Common Stock at an exercise price of $8.50 per share, such price being not less than the fair market value of the Company's Common Stock on June 6, 1995, and the vesting terms on these newly issued options are such that 6,250 shares were exercisable as of the date of the grant on June 6, 1995, an additional 1,250 became exercisable on June 29, 1995 and an additional 1,250 shares become exercisable every three months thereafter until such options are fully exercisable; and (ii) options to purchase 100 shares of the Company's Common Stock granted on May 19, 1994 at an exercise price of $19.50 per share were canceled in exchange for options to purchase 50 shares of the Company's Common Stock at an exercise price of $8.50 per share, such price being not less than the fair market value of the Company's Common Stock on June 6, 1995, and the vesting terms of these newly issued options are such that all 50 shares were exercisable on the date of the grant on June 6, 1995. The total reflected for fiscal 1995 also includes options to purchase 20,050 shares of the Company's Common Stock granted on June 6, 1995 at an exercise price of $8.50 per share, such price being not less than the fair market value of the Company's Common Stock on June 6, 1995, and these options have a term of ten years from the date of grant and become exercisable as to 25% of the shares covered on the first anniversary of the date of the grant and as to 6.25% of the shares covered on the first day of the end of each three month period thereafter until such options are fully exercisable.

(8) Mr. Anacone recognized income upon the exercise of the option to purchase, and subsequent sale of, 10,000 shares of the Company's Common Stock.

OPTION GRANTS IN LAST FISCAL YEAR


    The following table sets forth grants of stock options during the fiscal year ended September 30, 1996 to the Named Officers who are listed in the Summary Compensation Table above:

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

                                                                                      POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL
                                                                                         RATES OF STOCK PRICE APPRECIATION FOR
                               INDIVIDUAL GRANTS (2)                                               OPTION TERM (3)
-----------------------------------------------------------------------------------   ----------------------------------------------
                                           PERCENT
                                          OF TOTAL         EXERCISE
                             OPTIONS/   OPTIONS/SARS          OR
                               SARS      GRANTED TO          BASE
                              GRANTED   EMPLOYEES IN        PRICE        EXPIRATION
NAME                           (#)      FISCAL YEAR        ($/SH)           DATE                 5%($)                  10%($)
---------------------------  --------   ------------   ---------------   ----------          -------------           -------------

Noubar B. Afeyan, Ph.D.       218,300      11.99%        $7.500             7/17/06          $1,029,657.73           $2,680,131.59
                              111,800       6.14%        $7.500             7/17/06          $  527,328.14           $1,372,600.60
                               76,922       4.22%        $7.625             7/16/06          $  368,865.72           $  934,778.16
                               22,978       1.26%        $7.625             7/16/06          $  110,186.90           $  279,235.23

John F. Smith                   1,500          *         $7.813             1/19/06          $    7,369.86           $   18,676.67
                               26,229       1.44%        $7.625             7/16/06          $  125,776.49           $  318,742.32
                              343,771      18.88%        $7.625             7/16/06          $1,648,492.48           $4,177,603.60
                              130,000       7.14%        $7.625             7/16/06          $  623,391.80           $1,579,797.21

Thomas G. Ruane                22,200       1.22%        $7.625             7/16/06          $  106,456.14           $  269,780.75
                                7,800          *         $7.625             7/16/06          $   37,403.51           $   94,787.83

Robert B. Anacone**            20,000       1.10%        $7.625             7/16/06          $   95,906.43           $  243,045.73

------------------
*   Less than one percent of total stock options granted during fiscal year
    1996.
** As of October 31, 1996, individual was no longer an executive officer of the Company. This option terminated as of October 31, 1996 and may no longer be exercised.

(1) No stock appreciation rights ("SARs") were granted by the Company in the fiscal year ended September 30, 1996.

(2) Stock options were granted under the Company's 1992 Stock Plan at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The options have a term of ten years from the date of grant and become exercisable (i) as to 25% of the shares covered on the first anniversary of the date of grant and (ii) as to 6.25% of the shares covered on the first day of the end of each three month period thereafter until such options are fully exercisable, except for the

    1,500 share option grant to Mr. Smith, which becomes exercisable as to 33 1/3% of the shares covered on each of the first three anniversaries of the date of grant.

(3) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

OPTION EXERCISES AND FISCAL YEAR-END VALUES


  The following table sets forth information with respect to options to purchase the Company's Common Stock granted under the Company's 1989 Stock Plan and 1992 Stock Plan, including (i) the number of shares of Common Stock purchased upon exercise of options in the fiscal year ended September 30, 1996; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at September 30, 1996; and (iv) the value of such unexercised options at September 30, 1996:


                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                   YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                         VALUE OF
                                                            NUMBER OF UNEXERCISED                       UNEXERCISED
                                SHARES                            OPTIONS AT           IN-THE-MONEY OPTIONS AT  SEPTEMBER 30, 1996
                             ACQUIRED ON      VALUE         SEPTEMBER 30, 1996 (#)                        ($)(1)
           NAME              EXERCISE (#)  REALIZED ($)    EXERCISABLE/UNEXERCISABLE           EXERCISABLE/UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------------
Noubar B. Afeyan, Ph.D.               --            --       426,317 / 573,783                    $496,658 / $21,378

John F. Smith                         --            --        22,333 / 510,667                    $       3,750 / $0

Thomas G. Ruane                       --            --         37,498 / 92,502                    $           0 / $0

Robert B. Anacone*                10,000    $30,125.00        132,564 / 40,036                    $     100,000 / $0


----------------

*As of October 31, 1996, individual was no longer an executive officer of the Company. Unvested Options terminated as of October 31, 1996 and may no longer be exercised.

(1) Value is based on the difference between the option exercise price and the fair market value at September 30, 1996, the fiscal year-end ($7.00 per share as quoted on the Nasdaq National Market), multiplied by the number of shares underlying the option.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

To Our Stockholders:

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is responsible for establishing and administering the Company's cash and equity compensation programs for its executive officers. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee establishes each year the executive officers' cash salaries and other non-equity benefits and the equity compensation programs for executive officers, which were formerly administered by the Company's Stock Option Committee. The Compensation Committee is composed exclusively of directors who are not also officers or employees of the Company.

  The Compensation Committee's executive compensation policies are intended to provide levels of cash and equity compensation and benefits that will reward and retain experienced executives who will contribute to the achievement of the Company's performance objectives in the competitive and rapidly changing business environment in which the Company operates. An executive's total compensation package includes a cash salary and bonus determined by the Compensation Committee, long-term incentive compensation, in the form of stock options, and various benefits, including a 401(k) retirement plan and medical insurance plans that are available to all employees of the Company.

  Salaries of the Company's Chief Executive Officer and the most highly compensated executives during fiscal 1996 are listed in the "Summary Compensation Table" found on page 10. The Compensation Committee reviews executive salaries at least once per year and, while it is not required to do so, it may in its discretion increase these salaries. The Compensation Committee attempts to keep the Company's compensation programs competitive by comparing them with those of other companies in the industry. The Compensation Committee also attempts to balance the compensation level for an individual executive against the compensation levels for the Company's other executives.

  The compensation for an individual executive officer is determined primarily based upon his individual performance and, to a lesser extent, the performance of his functional group and the Company as a whole. The Compensation Committee evaluates Company and functional group performance by reviewing whether performance objectives have been met, such as meeting profitability, revenue and expense targets, the addition to and retention of qualified personnel in functional groups to meet the Company's expected growth, the development and introduction of new products on schedule and the Company's performance compared to its competitors. The Compensation Committee evaluates an individual's performance by assessing whether he has achieved specific objectives and whether the overall objectives of the Company have been promoted.

Cash Compensation

  The Compensation Committee sets the annual salaries for individual executives by reviewing the salaries historically paid at the Company, the salaries paid by the Company's competitors to persons holding comparable positions and compensation studies prepared by independent third parties. The salaries for executives who joined the Company in fiscal 1996 were determined by negotiation at the time of hire. The Compensation Committee determines any increases in annual salaries and bonuses based on a comparison of the executive's actual performance against his performance objectives, as well as on various subjective factors. The performance objectives for each executive depend on his area of responsibility and may include achievement of the financial and performance objectives of the executive's functional group or of the Company as a whole, the introduction of new products or the development of new technologies. Among the subjective factors considered by the Compensation Committee are the executive's ability to provide leadership, to develop the Company's business, to promote the Company's image with its customers and stockholders and to manage the Company's continuing growth.

  CEO Cash Compensation. Dr. Afeyan, the Company's Chief Executive Officer, may participate in the same compensation programs that are available to the Company's other executive officers. The Compensation Committee believes that Dr. Afeyan's current annual compensation is competitive with the compensation paid by other companies in its industry to their chief executive officers.

  The Compensation Committee determines the Chief Executive Officer's cash compensation based upon the Company's overall performance, the performance of his management team, the compensation paid at competing companies and the Company's prospects, among other objective and subjective factors. The Compensation Committee does not find it practicable to quantify or assign relative weight to the factors on which the Chief Executive Officer's compensation is based.

          Dr. Afeyan received an increase in his base salary during fiscal 1996 to $300,000. His salary increase was based on his performance in fiscal 1995. Dr. Afeyan was not granted any cash bonus for performance in fiscal 1996. In increasing his salary, the Compensation Committee reviewed independent studies of executive compensation in the biotechnology industry and at the Company's competitors, as well as Dr. Afeyan's performance during the preceding twelve months including the Company's progress in strengthening its management team and in achieving its revenues, profitability and product-introduction goals, among other objective and subjective factors. Specifically, the Compensation Committee noted the hiring of additional key executives to strengthen the Company's management team; the implementation of improved financial controls; the achievement by the Company of financial and other performance objectives and the significant increase in the Company's product revenues in fiscal 1995 compared to the prior year. The Compensation Committee also based its decision on Dr. Afeyan's efforts to enable the Company to overcome numerous obstacles during fiscal 1995 including: litigation; the relocation of the Company's operations to one central location; and the need to rebuild confidence in the Company among its customers, employees and investors. The Compensation Committee will review Dr. Afeyan's compensation package periodically to ensure that it remains competitive.

Equity Compensation

          The Company's equity compensation program is designed to provide long-term incentives to executive officers, to encourage executive officers to remain with the Company and promote the Company's business and to provide executives with the opportunity to obtain significant, long-term stock ownership in the Company's Common Stock. The Compensation Committee administers the Company's 1992 Stock Plan.

          The Compensation Committee has granted options to executive officers as the long-term incentive component of the executive officers' total compensation package. The Compensation Committee generally grants options that become exercisable over a four-year period as a means of encouraging executives to remain with the Company and to promote its success. In fiscal 1996, the Compensation Committee only awarded stock options with exercise prices equal to the market price of the Common Stock on the date of grant. As a result, executives will benefit from these stock option grants only to the extent that the price of the Company's Common Stock increases and the Company's stockholders have also benefited.

          In deciding whether to grant options and in determining the number of shares to be subject to such options, the Compensation Committee generally reviews the option holdings of each of the executive officers, including the number of unvested options and the then current value of such unvested options. The number of options granted to certain of the most highly compensated executive officers of the Company in fiscal 1996 is set forth in the table captioned "Option/SAR Grants in Last Fiscal Year" found on page 12. The total options held by each of these executives at September 30, 1996 is set forth in the table captioned "Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values" found on page 14.

          The Compensation Committee considers equity compensation to be an integral part of a competitive executive compensation program. The granting of stock options encourages management to obtain an equity interest in the Company and generally aligns the interests of management with those of the Company's stockholders.

          CEO Equity Compensation. In July 1996, the Compensation Committee granted Dr. Afeyan stock options to purchase 430,000 shares at $7.625 per share, the then fair market value, on the date of grant. The new options granted, which vest over four years, were granted to ensure that Dr. Afeyan will continue to have sufficient equity incentives, to promote the success of the Company. The number of shares covered by this new option grant was determined by the Compensation Committee based on its review of the Company's performance during the prior twelve months. In addition, the Compensation Committee reviewed several subjective and objectives factors discussed above. The Compensation Committee will review the options granted to Dr. Afeyan and the other executive officers of the Company on a periodic basis to ensure that their equity compensation packages remain competitive.

          Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), prevents publicly held corporations from deducting, for federal income tax purposes, compensation paid in excess of $1 million to certain key executives, with certain exceptions. The Compensation Committee has considered these requirements and it is the Compensation Committee's present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation will be deductible for federal income tax purposes. Of the options granted to Dr. Afeyan by the Compensation Committee in July 1996, 99,900 were granted without regard to Section 162(m). The consequence of granting these stock options is that during any fiscal year in which these options are exercised, the deduction taken by the Company, for federal income tax purposes, can not exceed $1,000,000 even if Dr. Afeyan's compensation for that year which includes his salary, bonus and profits from the exercise of an option issued without regard to Section 162(m) exceeds $1,000,000.


                              THE COMPENSATION COMMITTEE

                              Edwin M. Kania, Jr.
                              Daniel I.C. Wang, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


          Currently, Mr. Kania and Dr. Wang serve as members of the Compensation Committee of the Board of Directors. The Compensation Committee establishes the salary and other compensation for the Company's executive officers. No member of the Compensation Committee was at any time during the fiscal year ended September 30, 1996 an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure herein. During the fiscal year ended September 30, 1996, no executive officer of the Company served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a member of the Compensation Committee of the Company.

COMPENSATION OF DIRECTORS


          During the fiscal year ended September 30, 1996, directors who were employees of the Company received no cash compensation for their services as directors, except for reimbursement of expenses incurred in connection with attending meetings. In fiscal 1995, the directors agreed to waive previously unpaid, as well as future fees for an indefinite period. They also agreed to review the compensation arrangements to be paid to directors prior to the Annual Meeting.

          1992 Non-Employee Director Stock Option Plan

          Each non-employee director is entitled to participate in the Company's 1992 Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan authorizes the grant of stock options only to members of the Company's Board of Directors who are neither employees nor officers of the Company. Pursuant to the Director Plan, each non-employee director of the Company who was a member of the Board of Directors on June 1, 1992 was granted an option to purchase 6,000 shares of the Company's Common Stock and received an option for 1,500 shares of Common Stock on each successive anniversary of June 1, 1992 through June 1, 1995. Prior to June 1, 1996, this annual option grant was increased to 7,500 shares. Each non-employee director who became or becomes a member of the Board of Directors after June 1, 1992 automatically is granted on the date of such election without further action of the Board of Directors, an option to purchase 10,000 shares of the Company's Common Stock. Each non-employee director also received an option for 1,500 shares on each successive anniversary of such date prior to May 6, 1996 after which this annual option grant was increased to 7,500 shares. On March 11, 1996, the Board of Directors of the Company voted to amend the Director Plan by increasing the automatic annual grants to 7,500 shares. This amendment was approved by the Stockholders of the Company on May 6, 1996.

          Options granted under the Director Plan may not be exercised until they become vested. Under the terms of the Director Plan, the initial 6,000 and 10,000 share option grants under the Director Plan vest in four equal annual installments beginning on the first anniversary of the date of grant. The 1,500 share and 7,500 share annual options vest in three equal annual installments beginning on the first anniversary of the date of such grant. The exercise price per share of options granted under the Director Plan is 100% of the fair market value of the Company's Common Stock on the date the option is granted. Options granted under the Director Plan expire on the date which is ten years from the date of the option grant.

STOCK PERFORMANCE GRAPH


          The following graph compares the yearly change in the cumulative total stockholder return on the Company's Common Stock during the period from the Company's initial public offering through September 30, 1996, with the cumulative total return on the Center for Research in Securities Prices ("CRSP") Index for the Nasdaq Stock Market (U.S. Companies) and the CRSP Index for Nasdaq Pharmaceuticals Stocks. The comparison assumes $100 was invested on May 29, 1992 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

                 COMPARISON OF CUMULATIVE TOTAL RETURN/(L)(2)/

                           5/29/92   9/30/92   9/30/93   9/30/94   9/29/95   9/30/96
                          --------  --------  --------  --------  --------  --------
The Company               $ 100.00  $153.521  $247.887  $159.859  $121.127  $ 78.873
Nasdaq Stock Market       $ 100.00  $100.038  $131.028  $133.099  $182.456  $216.533
Nasdaq Pharmaceuticals    $ 100.00  $ 90.970  $ 91.042  $ 79.116  $116.505  $140.476

Notes:

     A. The lines represent monthly index levels derived from compounded returns that include all dividends.
     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
     C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
     D.  The index level for all series was set to $100.00 on May 29, 1992.
___________________________

(1) Prior to May 29, 1992, the Company's Common Stock was not publicly traded. Comparative data is provided only for the period since that date. This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from the Center for Research in Security Prices, Chicago, Illinois, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

                     PROPOSAL TO AMEND THE 1992 STOCK PLAN

PROPOSED AMENDMENT

  The 1992 Stock Plan (the "Stock Plan") was adopted by the Company's Board of Directors and approved by the Company's stockholders in March 1992. In 1994, 1995, and 1996 amendments to the Stock Plan increasing the number of shares reserved for issuance thereunder was approved by the Company's stockholders. A maximum of 3,585,500 shares of Common Stock are currently reserved for issuance under the Stock Plan upon the exercise of options or in connection with awards of stock of the Company ("Awards") or the opportunity to make direct stock purchases of shares of the Company ("Purchases"). The Board of Directors has approved and recommended to the stockholders that they approve an amendment to increase the number of shares authorized for issuance under the Stock Plan to 4,585,500 shares.

  The Company's management relies on stock options as an essential part of the compensation packages necessary for the Company to attract and retain experienced officers and employees. The Board of Directors of the Company believes that the proposed increase in the number of shares available under the Stock Plan is essential to permit the Company's management to continue to provide long-term, equity-based incentives to present and future key employees.

  As of January 1, 1997 approximately 170,000 shares remained authorized for issuance under the Stock Plan. If the increase in the number of shares authorized for issuance under the Stock Plan is not approved by the stockholders, the Company may be unable to continue to provide suitable long-term equity based incentives to present and future employees and will be required to rescind options to purchase an aggregate of 439,950 shares of Common Stock (the "New Options") granted pursuant to the Stock Plan to employees of the Company since July 1996. Each of the New Options were granted with an exercise price equal to the fair market value on the date of grant. The Company has not at the present time determined who will receive options or other rights to the remaining shares of Common Stock that will be authorized for issuance under the Stock Plan if the proposed amendment to the Stock Plan is approved. The Compensation Committee of the Board of Directors has determined, however, that a substantial portion of such remaining shares will be subject to options to be granted to approximately 20 members of the Company's senior management the vesting of which will be tied to the achievement of certain specified financial goals by the Company. The Compensation Committee has not made a final determination as to the number of such performance based options or the recipients thereof.

  The following table sets forth as of January 1, 1997 the New Options granted pursuant to the Stock Plan to (i) the Named Officers listed in the Summary Compensation Table, (ii) all executive officers of the Company as a group, (iii) all directors who are not executive officers of the Company as a group and (iv) all employees including all officers who are not executive officers, as a group:

             NAME                       TITLE(S)                             OPTIONS GRANTED
            ------                      --------                             ---------------
Noubar B. Afeyan, Ph.D.         Chief Executive Officer, Class I                111,800
                                Director and Chairman of the
                                Board of Directors

John F. Smith                   President and Class II Director                 130,000

Thomas G. Ruane                 Senior Vice President, Chief                      7,800
                                Financial Officer and Treasurer

Robert Anacone                  Former Executive Vice                                 0
                                President-Worldwide Marketing,
                                Sales and Support



All executive officers as a group (4 persons)....................................     249,600
All directors who are not executive officers as a group (4 persons)..............           0
All employees who are not executive officers as a group (82 persons).............     190,350


          The Stock Plan limits to 600,000 shares the number of shares of Common Stock that a participant may acquire pursuant to option grants, Awards or Purchases under the Stock Plan. The purpose of the Stock Plan is to provide long-term, equity-based incentives to a broad group of the Company's officers, employees and consultants. With the proposed increase in the total number of shares available under the Stock Plan, the Board of Directors believes that it is appropriate to increase the limit of the total number of shares that any one participant can receive under the Stock Plan. Consequently, the Board of Directors has approved and recommended to the stockholders that they approve an amendment to the Stock Plan increasing the limit of the maximum number of shares of Common Stock that any participant may acquire under the Stock Plan to 1,400,000.

DESCRIPTION OF THE 1992 STOCK PLAN


          The purpose of the Stock Plan is to provide incentives to officers and other employees of the Company and any present or future subsidiaries (collectively, "Related Corporations") by providing them with opportunities to purchase stock of the Company pursuant to options which qualify as incentive stock options ("ISO" or "ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Stock Plan also provides for the issuance to consultants, employees, officers and directors of the Company and Related Corporations of options which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"). Awards and Purchases may also be granted to consultants, employees, officers and directors of the Company. ISOs, Non-Qualified Options, Awards and Purchases are sometimes referred to collectively as "Stock Rights" and ISOs and Non-Qualified Options are sometimes referred to collectively as "Options." On January 2, 1997, the closing price of the Company's Common Stock on the Nasdaq National Market was $6.75.

          Administration. The Stock Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"), which consists of two directors. Subject to the terms of the Stock Plan, the Committee has the authority to determine the persons to whom Stock Rights shall be granted (subject to certain eligibility requirements for grants of ISOs) and the terms of the Stock Rights granted, including (a) the number of shares subject to each grant, (b) when the Stock Right becomes exercisable, (c) the per share exercise or purchase price, (d) the duration of the Stock Right, (e) the time, manner and form of payment upon the exercise of a Stock Right and (f) other terms and provisions governing the Stock Rights. The interpretation and construction by the Committee of any provision of the Stock Plan or of any Stock Right granted under the Stock Plan shall be final unless otherwise determined by the Board of Directors.

          Eligible Participants. Subject to certain limitations, ISOs under the Stock Plan may be granted to any employee of the Company other than members of the Committee. The aggregate fair market value (determined at the time of grant) of the shares of Common Stock subject to ISOs granted to an employee and which first become exercisable during any calendar year cannot exceed $100,000; any portion of an ISO grant that exceeds such $100,000 limit will be treated for tax purposes as a Non-Qualified Option. Non-Qualified Options, Awards and Purchases may be granted to any director (other than a member of the Committee), officer, employee or consultant of the Company. As of January 1, 1997, there were approximately 513 officers and employees of Related Corporations that were eligible to participate in the Stock Plan.

          Granting of Stock Rights, Prices and Duration. Stock Rights may be granted under the Stock Plan at any time prior to March 27, 2002. Pursuant to the Stock Plan, ISOs cannot be granted at exercise prices less than the fair market value of the Common Stock on the date of grant as determined in good faith by the Board of Directors (or less than 110% of the fair market value in the case of ISOs granted to an employee or officer holding 10% or more of the voting stock of the Company). The exercise price per share of Non-Qualified options granted under the Stock Plan cannot be less than the minimum legal consideration required under applicable state law.

          The Stock Plan provides that each Option shall expire on the date specified by the Committee, but not more than ten years from its date of grant in the case of ISOs and ten years and one day in the case of Non-Qualified Options. However, in the case of an ISO granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Company or any Related Corporation, such ISO shall expire five years from the date of grant.

          Exercise of Options. Each Option granted under the Stock Plan shall either be fully exercisable at the time of grant or shall become exercisable in such installments as the Committee may specify. Each Option may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable. The Committee shall have the right to accelerate the date of exercise of any installment of any Option (subject to the $100,000 per year limit on the fair market value of stock subject to ISOs granted to any employee which may become exercisable in any calendar year).

          Payment for exercise of an Option under the Stock Plan may be made in cash or by check or, if authorized by the Committee in its discretion, in full or in part by a personal recourse, interest bearing note, by tendering shares of Common Stock of the Company that have been owned by the employee for least six months or by an assignment to the Company of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the broker or selling agent to pay the amount to the Company.

          Effect of Termination of Employment, Disability or Death. If an ISO optionee ceases to be employed by the Company or any Related Corporation other than by reason of death or disability, no further installment of his or her ISOs will become exercisable, and the ISOs shall terminate after the passage of 90 days from the date of termination of employment (but not later than their specified expiration dates), except to the extent that such ISOs shall have been converted into Non-Qualified Options.

          If an optionee dies, any ISO held by the optionee may be exercised, to the extent exercisable on the date of death, by the optionee's estate, personal representative or beneficiary who acquires the option by will or the laws of descent and distribution, at any time within 180 days from the date of the optionee's death (but not later than the specified expiration date of the ISO). If an ISO optionee ceases to be employed by the Company by reason of his or her disability (as defined in Section 22(e)(3) of the Code), the optionee may exercise any ISO held by him or her on the date of termination of employment, to the extent exercisable on that date, at any time within 180 days from the date of termination of employment (but not later than the specified expiration date of the ISO). Non-Qualified Options are subject to the termination and cancellation provisions as may be determined by the Committee.

          Non-Assignability of Options. During his lifetime only the optionee may exercise an Option; no assignment or transfers are permitted except by will or by the laws of descent and distribution.

          Miscellaneous. Option holders are protected against dilution in the event of a stock dividend, recapitalization, stock split, merger or similar transaction. The Board of Directors may from time to time adopt amendments, certain of which are subject to shareholder approval, and may terminate the Stock Plan at any time (although such action shall not affect options previously granted). Any shares subject to an Option which for any reason expires or terminates unexercised may again be available for option grants under the Stock Plan. Unless terminated sooner, the Stock Plan will terminate on March 26, 2002.

FEDERAL INCOME TAX CONSEQUENCES


          Incentive Stock Options. The following general rules are applicable under current federal income tax law to ISOs under the Stock Plan:

  1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no federal income tax deduction is allowed to the Company upon either grant or exercise of an ISO.
  2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years following the date the option was granted or (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise (the "Holding Periods"), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.
  3. If shares acquired upon exercise of an ISO are disposed of before the expiration of one or both of the requisite Holding Periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.
  4. In any year that an optionee recognizes compensation income on a Disqualifying Disposition of stock acquired by exercising an ISO, the Company generally should be entitled to a corresponding deduction for federal income tax purposes.
  5. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain.
  6. Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.
  7. An optionee may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.
  8. In addition to the tax consequences described above, the exercise of ISOs may result in a further "minimum tax" under the Code. The Code provides that an "alternative minimum tax" (at a rate of 26% or 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," generally reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his or her regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

Non-Qualified Options. The following general rules are applicable under current federal income tax law to Non-Qualified Options under the Stock Plan:

  1. The optionee generally does not recognize any taxable income upon the grant of a Non-Qualified Option, and the Company is not allowed a federal income tax deduction by reason of such grant.
  2. The optionee generally will recognize ordinary compensation income at the time of exercise of a Non-Qualified Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount.
  3. When the optionee sells the shares, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.
  4. The Company generally should be entitled to a tax deduction when compensation income is recognized by the optionee.
  5. An optionee may be entitled to exercise a Non-Qualified Option by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionee exercises a Non-Qualified Option in such fashion, special rules will apply.

  Awards and Purchases. Under current federal income tax law, persons receiving Common Stock pursuant to an Award or Purchase generally will recognize ordinary compensation income equal to the fair market value of the shares received, reduced by any purchase price paid. The Company should generally be entitled to a corresponding federal income tax deduction. When such Common Stock is sold, the seller generally will recognize capital gain or loss. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under Federal securities laws applicable to directors, officers or 10% stockholders.

  The Board of Directors recommends a vote FOR the approval of the proposal to amend the Company's 1992 Stock Plan.

                     RATIFICATION OF SELECTION OF AUDITORS

  The Board of Directors has selected the firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand"), independent public accountants, to serve as auditors for the fiscal year ending September 30, 1997 and is asking the stockholders to ratify that selection. Stockholder ratification of the Company's independent public accountants is not required under Delaware law or under the Company's Amended and Restated Certificate of Incorporation, as amended, or its Amended and Restated By-Laws, as amended. If the Stockholders do not ratify the selection of Coopers & Lybrand as the Company's independent public accountants for the fiscal year ended September 30, 1997, the Company's Board of Directors will evaluate what would be in the best interests of the Company and its stockholders and consider whether to select new independent public accountants for the current fiscal year or whether to wait until the completion of the audit for the current fiscal year before changing independent public accountants.

  It is expected that one or more representatives of Coopers & Lybrand will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions from the stockholders.


  The Board of Directors recommends a vote FOR ratification of this selection.

                               VOTING PROCEDURES

  The representation, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or broker "non-votes," are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

  Election of Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The two nominees who receives the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the Annual Meeting will be elected as the Class II Directors for a three-year term. Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee's achievement of a plurality. Shares present at the meeting or represented by proxy where the stockholder properly withholds authority to vote by marking the "WITHHOLD" box on the proxy for such nominee will not be counted toward such nominee's achievement of a plurality.

  Proposal 2. With respect to the proposal to approve amendments to the Company's 1992 Stock Plan (the "Stock Plan"), the Company's Amended and Restated By-Laws, as amended, and federal tax regulations provide that the affirmative vote of the majority of shares present, in person or represented by proxy, and voting on that matter is required for approval. Under the Stock Plan, however, any amendment must be approved by the affirmative vote of the holders of a majority of the Company's stock present, or represented, and entitled to vote at the Annual Meeting. Shares subject to abstentions would be considered shares present and entitled to vote at the Annual Meeting for the purposes of determining whether the matter has been approved and thus abstentions would have the effect of a vote against the matter. Broker "non-votes," are not considered shares entitled to vote because the broker does not have the authority to vote the shares with regard to the Stock Plan. Accordingly, broker "non-votes" would not affect the outcome of a vote on these matters.

  Other Matters. For all other matters being submitted to stockholders at the Annual Meeting, the affirmative vote of the majority of shares present, in person or represented by proxy, and voting on that matter is required for approval. Shares voted to abstain are included in the number of shares present or represented and voting on each matter. Shares subject to broker "non-votes" are not considered to have been voted for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

  American Stock Transfer & Trust Company will serve as the Inspector of Elections and will count all votes and ballots.

                DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS


  Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received no later than the close of business on December 4, 1996 at the Company's principal executive offices in order to be included in the Company's proxy statement for that meeting. Any such proposal must comply with the rules and regulations of the SEC. The Amended and Restated By-Laws, as amended, of the Company provide that in order for a stockholder to bring business before, or propose director nominations at, an annual meeting, the stockholder must give written notice to the Secretary of the Company not less than 60 days, nor more than 90 days, prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such an anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the ninetieth day prior to such annual meeting and not later than the close of business on the later of sixtieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination.

                           EXPENSES AND SOLICITATION


  All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, certain of the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Company has retained Georgeson & Company Inc., New York, New York to assist in the solicitation of proxies at a cost estimated not to exceed $12,500.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish the Company with all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms and written representations received from certain reporting persons that no Forms 5 were required, the Company believes that during fiscal 1996 all filing requirements applicable to its officers, directors and greater than ten percent stockholders were complied with except for a Form 4 required to be filed by Mr. Kania upon the merger of PTC-II into the Company which resulted in the exchange of 600 shares of callable common stock of PTC-II for 600 shares of Common Stock of the Company.

                                            (As Amended, January 20, 1997)

                          PERSEPTIVE BIOSYSTEMS, INC.

                                1992 STOCK PLAN
                                ---------------



  1. Purpose.  This 1992 Stock Plan (the "Plan") is intended to provide
     -------
incentives: (a) to the officers and other employees of PerSeptive Biosystems, Inc. (the "Company"), its parent (if any) and any present or future subsidiaries of the Company (collectively, "Related Corporations") by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which qualify as "incentive stock options" under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code") ("ISO" or "ISOs"); (b) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"); (c) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with awards of stock in the Company ("Awards"); and (d) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with opportunities to make direct purchases of stock in the Company ("Purchases"). Both ISOs and Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options". Options, Awards and authorizations to make Purchases are referred to hereafter collectively as "Stock Rights". As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation", respectively, as those terms are defined in Section 424 of the Code.

  2. Administration of the Plan.
     ---------------------------

     A.   Board or Committee Administration.  The Plan shall be
          ---------------------------------
administered by the Board of Directors of the Company (the "Board") or by a committee appointed by the Board (the "Committee"); provided, that, to the extent required by Rule 16b-3, or any successor provision ("Rule 16b-3"), of the Securities Exchange Act of 1934, with respect to specific grants of Stock Rights, the Plan shall be administered by a disinterested administrator or administrators within the meaning of Rule 16b-3. Hereinafter, all references in this Plan to the "Committee" shall mean the Board if no Committee has been appointed. Subject to ratification of the grant or authorization of each Stock Right by the Board (if so required by applicable state law), and subject to the terms of the Plan, the Committee shall have the authority to (i) determine the employees of the Company and Related Corporations (from among the class of employees eligible under paragraph 3 to receive ISOs) to whom ISOs may be granted, and to determine (from among the class of individuals and entities eligible under paragraph 3 to receive Non-Qualified Options and Awards and to make Purchases) to whom Non-Qualified Options, Awards and authorizations to make Purchases may be granted; (ii) determine the time or times at which Options or Awards may be granted or Purchases made; (iii) determine the option price of shares subject to each Option, which price shall not be less than the minimum price specified in paragraph 6, and the purchase price of shares subject to each Purchase; (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option;
(v) determine (subject to paragraph 7) the time or times when each Option shall become exercisable and the duration of the exercise period; (vi) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options, Awards and Purchases and the nature of such restrictions, if any, and (vii) interpret the Plan and prescribe and rescind rules and regulations relating to it. If the Committee determines to issue a Non-Qualified Option, it shall take whatever actions it deems necessary, under Section 422 of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provisions of the Plan or of any Stock Right granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

          B.   Committee Actions.  The Committee may select one of its members
               -----------------
as its chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee (if consistent with applicable state law), shall be the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

          C.   Grant of Stock Rights to Board Members.  Stock Rights may be
               --------------------------------------
granted to members of the Board consistent with the provisions of the first sentence of paragraph 2(A) above, if applicable. All grants of Stock Rights to members of the Board shall in all other respects be made in accordance with the provisions of this Plan applicable to other eligible persons. Consistent with the provisions of the first sentence of paragraph 2(A) above, members of the Board who are either (i) eligible for Stock Rights pursuant to the Plan or (ii) have been granted Stock Rights may vote on any matters affecting the administration of the Plan or the grant of any Stock Rights pursuant to the Plan, except that no such member shall act upon the granting to himself of Stock Rights, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting to him of Stock Rights.

     3.   Eligible Employees and Others.  The maximum number of shares of Common
          -----------------------------
Stock that may be issued to any officer, director, employee or consultant pursuant to the Plan is 1,400,000 shares. ISOs may be granted to any employee of the Company or any Related Corporation. Those officers and directors of the Company who are not employees may not be granted ISOs under the Plan. Non-Qualified Options, Awards and authorizations to make Purchases may be granted to any employee, officer or director (whether or not also an employee) or consultant of the Company or any Related Corporation. The Committee may take into consideration a recipient's individual circumstances in determining whether to grant an ISO, a Non-Qualified Option, an Award or an authorization to make a Purchase. Granting of any Stock

Right to any individual or entity shall neither entitle that individual or entity to, nor disqualify him from, participation in any other grant of Stock Rights.

     4.   Stock.  The stock subject to Options, Awards and Purchases shall be
          -----
authorized but unissued shares of Common Stock of the Company, par value $.01 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 4,585,500 subject to adjustment as provided in paragraph 13; provided, however, that such number of shares shall not be subject to
    -----------------
adjustment by reason of the four for one stock split in the form of a stock dividend declared by the Board of Directors of the Company at a meeting on March 27, 1992. Any such shares may be issued as ISOs, Non-Qualified Options or Awards, or to persons or entities making Purchases, so long as the number of shares so issued does not exceed such number, as adjusted. If any Stock Right granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unissued shares subject to such Stock Options shall again be available for grants of Stock Rights under the Plan. For the purposes of the foregoing sentence, shares withheld from the Stock Right exercise to pay the exercise price and/or tax consequences of the exercise shall be deemed to have been issued.

     5.   Granting of Stock Rights.  Stock Rights may be granted under the Plan
          ------------------------
at any time on or after March 27, 1992 and prior to March 27, 2002. The date of grant of a Stock Right under the Plan will be the date specified by the Committee at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant. The Committee shall have the right, with the consent of the optionee, to convert an ISO granted under the Plan to a Non-Qualified Option pursuant to paragraph 16.

     6.   Minimum Option Price; ISO Limitations.
          -------------------------------------

     A.   Price for Non-Qualified Options.  The exercise price per share
          -------------------------------
   specified in the agreement relating to each Non-Qualified Option granted under the Plan shall in no event be less than the minimum legal consideration required therefor under the laws of Delaware or the laws of any jurisdiction in which the Company or its successors in interest may be organized.

     B.   Price for ISOs.  The exercise price per share specified in the
          --------------
   agreement relating to each ISO granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant.
   In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant.

     C.   $100,000 Annual Limitation on ISOs.  Each eligible employee may be
          ----------------------------------
   granted ISOs only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any Related Corporation, such ISOs do not become exercisable for the first time by such employee during any calendar year in a manner which would entitle the employee to purchase more than $100,000 in fair market value (determined at the time the ISOs were granted) of Common Stock in that year. Any options granted to an employee in excess of such amount will be granted as Non-Qualified Options.

     D.   Determination of Fair Market Value.  If, at the time an Option is
          ----------------------------------
   granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to the date such Option is granted and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the NASDAQ National Market List, if the Common Stock is not then traded on a national securities exchange; or
   (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ National Market List.
   However, if the Common Stock is not publicly traded at the time an Option is granted under the Plan, "fair market value" shall be deemed to be the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

     7.   Option Duration.  Subject to earlier termination as provided in
          ---------------
paragraphs 9 and 10, each Option shall expire on the date specified by the Committee, but not more than (i) ten years and one day from the date of grant in the case of Non-Qualified Options, (ii) ten years from the date of grant in the case of ISOs generally, and (iii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation. Subject to earlier termination as provided in paragraphs 9 and 10, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to paragraph 16.

     8.   Exercise of Option.  Subject to the provisions of paragraphs 9 through
          ------------------
12, each Option granted under the Plan shall be exercisable as follows:

     A.   Vesting.  The Option shall either be fully exercisable on the date
          -------
   of grant or shall become exercisable thereafter in such installments as the Committee may specify.

     B.   Full Vesting of Installments.  Once an installment becomes
          ----------------------------
   exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee.

     C.   Partial Exercise.  Each Option or installment may be exercised at
          ----------------
   any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

     D.   Acceleration of Vesting.  The Committee shall have the right to
          -----------------------
   accelerate the date of exercise of any installment of any Option; provided that the Committee shall not, without the consent of an optionee, accelerate the exercise date of any installment of any Option granted to any employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to paragraph 16) if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in paragraph 6(C).

     9.  Termination of Employment.  If an ISO optionee ceases to be employed by
         -------------------------
the Company and all Related Corporations other than by reason of death or disability as defined in paragraph 10, no further installments of his ISOs shall become exercisable, and his ISOs shall terminate after the passage of ninety
(90) days from the date of termination of his employment, but in no event later than on their specified expiration dates, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to paragraph 16. Employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such optionee's right to reemployment is guaranteed by statute. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment under the Plan, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the optionee after the approved period of absence. ISOs granted under the Plan shall not be affected by any change of employment within or among the Company and Related Corporations, so long as the optionee continues to be an employee of the Company or any Related Corporation. Nothing in the Plan shall be deemed to give any grantee of any Stock Right the right to be retained in employment or other service by the Company or any Related Corporation for any period of time.

     10.  Death; Disability.
          -----------------

     A.   Death.  If an ISO optionee ceases to be employed by the Company and
          -----
   all Related Corporations by reason of his death, any ISO of his may be exercised, to the extent of the number of shares with respect to which he could have exercised it on the date of his death, by his estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, at any time prior to the earlier of the specified expiration date of the ISO or 180 days from the date of the optionee's death.

     B.   Disability.  If an ISO optionee ceases to be employed by the
          ----------
   Company and all Related Corporations by reason of his disability, he shall have the right to exercise any ISO held by him on the date of termination of employment, to the extent of the number of shares with respect to which he could have exercised it on that date, at any time prior to the earlier of the specified expiration date of the ISO or 180 days from the date of the termination of the optionee's employment. For the purposes of the Plan, the term "disability" shall mean "permanent and total disability" as defined in
   Section 22(e)(3) of the Code or successor statute.

     11.  Assignability.  No Option shall be assignable or transferable by the
          -------------
optionee except by will or by the laws of descent and distribution. During the lifetime of the optionee each Option shall be exercisable only by him.

     12.  Terms and Conditions of Options.  Options shall be evidenced by
          -------------------------------
instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in paragraphs 6 through 11 hereof and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Options. In granting any Non-Qualified Option, the Committee may specify that such Non-Qualified Option shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination and cancellation provisions as the Committee may determine. The Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

     13.  Adjustments.  Upon the occurrence of any of the following events, an
          -----------
optionee's rights with respect to Options granted to him hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the optionee and the Company relating to such Option:

     A.   Stock Dividends and Stock Splits.  If the shares of Common Stock
          --------------------------------
   shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

     B.   Consolidations or Mergers.  If the Company is to be consolidated
          -------------------------
   with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Options, either
   (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the shares then subject to such Options the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition; or (ii) upon written notice to the optionees, provide that all Options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or (iii) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Options (to the extent then exercisable) over the exercise price thereof.

     C.   Recapitalization or Reorganization.  In the event of a
          ----------------------------------
   recapitalization or reorganization of the Company (other than a transaction described in subparagraph B above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee upon exercising an Option shall be entitled to receive for the purchase price paid upon such exercise the securities he would have received if he had exercised his Option prior to such recapitalization or reorganization.

     D.   Modification of ISOs.  Notwithstanding the foregoing, any
          --------------------
   adjustments made pursuant to subparagraphs A, B or C with respect to ISOs shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs, it may refrain from making such adjustments.

     E.   Dissolution or Liquidation.  In the event of the proposed
          --------------------------
   dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

     F.   Issuances of Securities.  Except as expressly provided herein, no
          -----------------------
   issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

     G.   Fractional Shares.  No fractional shares shall be issued under the
          -----------------
   Plan and the optionee shall receive from the Company cash in lieu of such fractional shares.

     H.   Adjustments.  Upon the happening of any of the events described in
          -----------
   subparagraphs A, B or C above, the class and aggregate number of shares set forth in paragraph 4 hereof that are subject to Stock Rights which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this paragraph 13 and, subject to paragraph 2, its determination shall be conclusive.

     If any person or entity owning restricted Common Stock obtained by exercise of a Stock Right made hereunder receives shares or securities or cash in connection with a corporate transaction described in subparagraphs A, B or C above as a result of owning such restricted Common Stock, such shares or securities or cash shall be subject to all of the conditions and restrictions applicable to the restricted Common Stock with respect to which such shares or securities or cash were issued, unless otherwise determined by the Committee or the Successor Board.

     14.  Means of Exercising Stock Rights.  A Stock Right (or any part or
          --------------------------------
installment thereof) shall be exercised by giving written notice to the Company at its principal office address. Such notice shall identify the Stock Right being exercised and specify the number of shares as to which such Stock Right is being exercised, accompanied by full payment of the purchase price therefor (a) in United States dollars in cash or by check, (b) at the discretion of the Committee, through delivery or withholding from the Stock Right exercise of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Stock Right, (c) at the discretion of the Committee, by delivery of the grantee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code, (d) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Stock Right and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant's direction at the time of exercise, or (e) at the discretion of the Committee, by any combination of (a),
(b), (c) and (d) above. If the Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (b), (c), (d) or (e) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question. Notwithstanding the foregoing, no employee may pay any part of the exercise price hereof by delivering shares of Common Stock to the Company unless such Common Stock has been owned by such employee free of any substantial risk of forfeiture for at least six months. The holder of a Stock Right shall not have the rights of a shareholder with respect to the shares covered by his Stock Right until the date of issuance of a stock certificate to him for such shares. Except as expressly provided above in paragraph 13 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

     15.  Term and Amendment of Plan.  This Plan was adopted by the Board of
          --------------------------
Directors and Stockholders of the Company on March 31, 1992. The Plan shall expire at the end of the day on March 27, 2002 (except as to Options outstanding on that date). The Board may terminate or amend the Plan in any respect at any time, except that, without the approval of the stockholders obtained within 12 months before or after the Board adopts a resolution authorizing any of the following actions: (a) the total number of shares that may be issued under the Plan may not be increased materially (except by adjustment pursuant to paragraph
13); (b) the benefits accruing to participants under the Plan may not be materially increased; (c) the requirements as to eligibility for participation in the Plan may not be materially modified; (d) the provisions of paragraph 3 regarding eligibility for grants of ISOs may not be modified; (e) the provisions of paragraph 6(B) regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified (except by adjustment pursuant to paragraph
13); (f) the expiration date of the Plan may not be extended; and (g) the Board may not take any action which would cause the Plan to fail to comply with Rule 16b-3. Except as otherwise provided in this paragraph 15, in no event may action of the Board or stockholders alter or impair the rights of a grantee, without his consent, under any Stock Right previously granted to him.

     16.   Conversion of ISOs into Non-Qualified Options; Termination of ISOs.
           ------------------------------------------------------------------
The Committee, at the written request of any optionee, may in its discretion take such actions as may be necessary to convert such optionee's ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the optionee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such ISOs. At the time of such conversion, the Committee (with the consent of the optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any optionee the right to have such optionee's ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Committee takes appropriate action. The Committee, with the consent of the optionee, may also terminate any portion of any ISO that has not been exercised at the time of such termination.

     17.  Application Of Funds.  The proceeds received by the Company from the
          --------------------
sale of shares pursuant to Options granted and Purchases authorized under the Plan shall be used for general corporate purposes.

     18.  Governmental Regulation.  The Company's obligation to sell and deliver
          -----------------------
shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

     19.  Withholding of Additional Income Taxes.  Upon the exercise of a Non-
          --------------------------------------
Qualified Option, the grant of an Award, the making of a Purchase of Common Stock for less than its fair market value, the making of a Disqualifying Disposition (as defined in paragraph 20) or the vesting of restricted Common Stock acquired on the exercise of a Stock Right hereunder, the Company, in accordance with Section 3402(a) of the Code, may require the optionee, Award recipient or purchaser to pay additional withholding taxes in respect of the amount that is considered compensation includible in such person's gross income. The Committee in its discretion may condition (i) the exercise of an Option,
(ii) the grant of an Award, (iii) the making of a Purchase of Common Stock for less than its fair market value, or (iv) the vesting of restricted Common Stock acquired by exercising a Stock Right, on the grantee's payment of such additional withholding taxes. Payment of such additional withholding taxes shall be in United States dollars in cash or by check and/or at the discretion of the Committee, through the delivery of previously held shares of common stock or withholding from the Stock Right exercise of shares of Common Stock having a fair market value equal as of the date of exercise to the amount of such withholding taxes.

     20.  Notice to Company of Disqualifying Disposition.  Each employee who
          ----------------------------------------------
receives an ISO must agree to notify the Company in writing immediately after the employee makes a Disqualifying Disposition of any Common Stock acquired pursuant to the exercise of an ISO. A Disqualifying Disposition is any disposition (including any sale) of such Common Stock before the later of (a) two years after the date the employee was granted the ISO, or (b) one year after the date the employee acquired Common Stock by exercising the ISO. If the employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

     21.  Governing Law; Construction.  The validity and construction of the
          ---------------------------
Plan and the instruments evidencing Stock Rights shall be governed by the laws of the State of Delaware, or the laws of any jurisdiction in which the Company or its successors in interest may be organized. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.

                            PERSEPTIVE BIOSYSTEMS, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
P
R                                MARCH 5, 1997
O
X                     SOLICITED BY THE BOARD OF DIRECTORS
Y
     The undersigned hereby appoints Noubar B. Afeyan, Thomas G. Ruare and Samuel P. Hunt III, and each or all of them, proxies, with full power of substitution to vote all shares of stock of PerSeptive Biosystems, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Wednesday, March 5, 1997, at 9:00 a.m., local time, at the Crowne Plaza Hotel, 1360 Worcester Road, Natick, Massachusetts, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated January 28, 1997, a copy of which has been received by the undersigned.
                                                        ___________
                                                        SEE REVERSE
                                                           SIDE
                                                        ___________

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X] Please mark votes as in this example.



1. To elect two members to the Board of Directors to serve a three-year term as Class II Directors

Nominees: Daniel J.C. Wang           FOR  WITHHELD
          John F. Smith              [ ]    [ ]

_______________________________________
INSTRUCTIONS: To withhold your vote for any individual nominee write the nominee's name on the space provided above.

                                                         FOR   AGAINST   ABSTAIN
                  2. To approve amendments to the        [ ]     [ ]       [ ]
                     Company's 1992 Stock Plan
                     (the "Stock Plan") (a) increasing
                     the number of shares available for
                     issuance under the Stock Plan from
                     3,585,500 to 4,585,500 shares; and
                     (b) increasing the maximum number
                     of shares that may be purchased by
                     any participant under the Stock Plan
                     from 600,000 to 1,400,000 shares

                  3. To ratify the selection of the firm
                     of Coopers & Lybrand L.L.P. as
                     auditors for the fiscal year ending
                     September 30, 1997.                 [ ]     [ ]       [ ]


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND
FOR THE PROPOSALS IN ITEMS 2 AND 3.

MARK HERE    [  ]
FOR ADDRESS
CHANGE AND
NOTE AT LEFT

(Please sign exactly as your name appears hereon.
If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign.
Please read reverse side before signing.)

Signature: __________________________________ Date_____________

Signature: __________________________________ Date_____________